Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

September 30, 2019

Shareholders, Clients and Team Members:

I am pleased to report on your Company’s continued successes in 2019. Those successes include reporting year-to-date income before taxes of approximately $7.7 million, a 12.9% increase compared to the same period in 2018, return on average tangible equity of 15.46%, and return on average assets of 1.02%. In addition, the Board of Directors declared a $0.13 per share dividend, an 8.3% increase as compared to the third quarter of 2018.

The primary drivers of increased profitability were improvements in both net interest and non-interest income, which increased $522,000 (2.5%) and $2,599,000 (37.8%), respectively. These increases were the result of continued organic growth in loans and deposits and further expansion of your Company’s governmental lending and residential mortgage origination teams in a favorable residential mortgage interest rate environment.

The continued long-term growth and success of your Company has been and will continue to be our ability to attract and retain the best and brightest team members. We are very excited about those that have chosen to be part of our team. Their passion, expertise and desire to serve others enables your Company to take advantage of growth opportunities in our current markets and beyond.

While economies, interest rates and the regulatory environment are ever changing, we believe it is our strong corporate values of respect for and accountability to our shareholders, clients, colleagues and communities that remain the most important components for the continued success of your Company.

As always, we greatly appreciate your continued support and the trust you have placed in us.

Respectfully,

Brian D. Young

President and CEO

United Bancshares, Inc.

and Subsidiaries

Financial Information (unaudited)	Nine months ended September 30, 2019	Nine months ended September 30, 2018
	(dollars in thousands, except per share data)
Condensed Statement of Income
Interest income	$28,051	$25,210
Interest expense	6,600	4,281
Net interest income	21,451	20,929
Provision for loan losses	400	350
Net interest income after provision for loan losses	21,051	20,579
Non-interest income	9,474	6,875
Non-interest expenses	22,784	20,599
Income before income taxes	7,741	6,855
Provision for income taxes	1,224	1,070
Net income	$6,517	$5,785

Average common shares outstanding (basic)	3,271,028	3,268,435

PER COMMON SHARE
Net income	$1.99	$1.77
Book value	$27.87	$23.54
Tangible book value (non-GAAP)*	$18.87	$14.48
Closing price	$20.02	$22.90

FINANCIAL RATIOS
Return on average assets	1.02%	0.97%
Return on average tangible equity (non-GAAP)	15.46%	15.59%
Net interest margin	3.78%	3.98%
Efficiency ratio	72.57%	72.88%
Loans (including held for sale) to deposits	83.67%	84.38%

PERIOD END BALANCES

	As of September 30, 2019	As of September 30, 2018
Assets	$875,830	$815,153
Loans, gross	$573,210	$550,777
Deposits	$706,324	$660,349
Shareholders' equity	$91,185	$76,956

Common shares outstanding	3,272,315	3,269,358

*  Tangible book value per share is calculated by dividing tangible equity by average shares outstanding.

Reconciliation of shareholders' equity to tangible equity
	September 30, 2019	September 30, 2018
Shareholders' equity	$91,185	$76,956
Less goodwill and other intangibles	29,450	29,612
Tangible common equity	$61,735	$47,344
Average Shareholders' equity	$85,566	$76,058
Less average goodwill and other intangibles (a)	29,504	26,268
Average tangible common equity	$56,062	$49,790

(a)  Goodwill and other intangibles for the September 30, 2019 period, as compared to the September 30, 2018 period, includes the impact of the $3.2 million goodwill adjustment made in August 2018 as a result of a review of the accounting and tax implications of the September 2017 Benchmark Bancorp, Inc. transaction.

UNITED BANCSHARES, INC.

DIRECTORS Robert L. Benroth Herbert H. Huffman H. Edward Rigel David P. Roach	Daniel W. Schutt – Chairman R. Steven Unverferth Brian D. Young

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Stacy A. Cox – Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth Anthony M.V. Eramo Herbert H. Huffman Kevin L. Lammon William R. Perry	H. Edward Rigel David P. Roach Carol R. Russell Daniel W. Schutt R. Steven Unverferth
Brian D. Young - Chairman/President/CEO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001. Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

461 Beecher Road

Gahanna, OH 43230

614-269-4400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

2660 US Hwy. 224, Ste. 3

Plymouth, OH 44865

419-659-2141

132 E. Front St.

Pemberville, OH 43450

419-287-3211

468 Polaris Parkway

Westerville, OH 43082

614-269-4402

6797 N. High St., Ste. 238

Worthington, OH 43085

614-296-0252